Exhibit 3.3

Text of Amendment to

Amended and Restated Articles of Incorporation of IC Acquisition Corp.

(formerly known as InFocus Corporation)

The following is the text of the First Amendment to the Amended and Restated Articles of Incorporation of IC Acquisition Corp. (formerly known as InFocus Corporation) filed on May 28 2009:

Article 1 of the Amended and Restated Articles of Incorporation of IC Acquisition Corp. is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is InFocus Corporation (the “Corporation”) and its duration shall be perpetual.”